Filed pursuant to Rule 424(b)(3)
Registration No. 333-190065

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated April 15, 2016)

INTELGENX TECHNOLOGIES CORP.

Up to 7,231,123 shares of Common Stock issuable upon exercise of 7,231,123 Warrants

The prospectus supplement modifies and supplements the prospectus of IntelGenx Technologies Corp. (the “Company”) dated April 15, 2016, which relates to the issuance and sale of 7,231,123 shares of the common stock of the Company to holders of outstanding warrants upon exercise of such warrants. The warrants were issued on December 16, 2013 in a registered offering. The warrants have an exercise price of $0.5646 per share and are exercisable at any time prior to the close of business on December 15, 2018.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2016.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 22, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[ X ]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2016

or

[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

For the transition period from _________to________

Commission File Number 000-31187

INTELGENX TECHNOLOGIES CORP.
(Exact name of small business issuer as specified in its charter)

Delaware	87-0638336
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6420 Abrams, Ville Saint Laurent, Quebec H4S 1Y2, Canada
(Address of principal executive offices)

(514) 331-7440
(Issuer's telephone number)

(Former Name, former Address, if changed since last report)

Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes  [ X ]  No  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.
Yes  [  ]  No  [  ]

APPLICABLE TO CORPORATE ISSUERS:

63,615,256 shares of the issuer’s common stock, par value $.00001 per share, were issued and outstanding as of May 10, 2016.

IntelGenx Technologies Corp.
Form 10-Q

IntelGenx Technologies Corp.

Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

IntelGenx Technologies Corp.

Consolidated Balance Sheet
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	March 31,	December 31,
	2016	2015

Assets

Current

Cash and cash equivalents	$2,067	$2,865
Accounts receivable	490	1,140
Prepaid expenses	82	70
Investment tax credits receivable	126	97

Total Current Assets	2,765	4,172

Leasehold Improvements and Equipment, net (note 5)	4,441	4,238

Security Deposit	732	506

Total Assets	$7,938	$8,916

Liabilities

Current

Accounts payable and accrued liabilities	735	1,595
Current portion of long-term debt (note 6)	326	184

Total Current Liabilities	1,061	1,779

Deferred lease obligations	44	27

Long-term debt (note 6)	1,913	1,546

Total Liabilities	3,018	3,352

Shareholders' Equity

Capital Stock, common shares, $0.00001 par value; 100,000,000 shares authorized; 63,615,255 shares issued and outstanding (note 7)	1	1

Additional Paid-in-Capital (note 8)	22,909	22,846

Accumulated Deficit	(17,303)	(16,557)

Accumulated Other Comprehensive Loss	(687)	(726)

Total Shareholders’ Equity	4,920	5,564

	$7,938	$8,916

See accompanying notes

Approved on Behalf of the Board:

/s/ Bernd J. Melchers	Director

/s/ Horst G. Zerbe	Director

IntelGenx Technologies Corp.

Consolidated Statement of Shareholders' Equity
For the Period Ended March 31, 2016
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

					Accumulated
			Additional		Other	Total
	Capital Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Number	Amount	Capital	Deficit	Loss	Equity

Balance - December 31, 2015	63,615,255	$1	$22,846	$(16,557)	$(726)	$5,564

Foreign currency translation adjustment	-	-	-	-	39	39

Stock-based compensation (note 8)	-	-	63	-	-	63

Net loss for the period	-	-	-	(746)	-	(746)

Balance – March 31, 2016	63,615,255	$1	$22,909	$(17,303)	$(687)	$4,920

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Comprehensive Loss
(Expressed in Thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period
	Ended March 31,
	2016	2015
Revenues
Royalties	$379	$234
License and other revenue	439	391
Total Revenues	818	625
Expenses
Cost of royalty and license revenue	65	84
Research and development expense	481	117
Selling, general and administrative expense	891	393
Depreciation of tangible assets	87	7
Amortization of intangible assets	-	9
Total Expenses	1,524	610

Operating (loss) income	(706)	15
Interest income	-	10
Financing and interest expense	(40)	(79)
Net Loss	(746)	(54)

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	39	(323)
Comprehensive Loss	$(707)	$(377)

Basic and Diluted Weighted Average Number of Shares Outstanding	63,615,255	63,465,255
Basic and Diluted Loss Per Common Share (note 10)	$(0.01)	$(0.00)

See accompanying notes

IntelGenx Technologies Corp.

Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. Dollars ($000’s) Except Share and Per Share Data)
(Unaudited)

	For the Three-Month Period
	Ended March 31,
	2016	2015
Funds Provided (Used) -
Operating Activities
Net loss	$(746)	$(54)
Amortization and depreciation	87	16
Stock-based compensation	63	20
	(596)	(18)
Changes in assets and liabilities:
Accounts receivable	650	576
Prepaid expenses	(12)	24
Investment tax credits receivable	(29)	(14)
Security deposit	(226)	(237)
Accounts payable and accrued liabilities	(860)	(221)
Deferred revenue	-	(389)
Deferred lease obligations	17	-
Net change in assets and liabilities	(460)	(261)
Net cash used by operating activities	(1,056)	(279)

Financing Activities
Issuance of term loans	392	395
Repayment of term loans	(17)	-
Net cash provided by financing activities	375	395

Investing Activities
Additions to property and equipment	(290)	(384)
Net cash used in investing activities	(290)	(384)
Decrease in Cash and Cash Equivalents	(971)	(268)
Effect of Foreign Exchange on Cash and Cash Equivalents	173	(312)
Cash and Cash Equivalents
Beginning of Period	2,865	4,399
End of Period	$2,067	$3,819

See accompanying notes

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature.

These financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2015. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The consolidated financial statements include the accounts of the Company and its subsidiary companies. On consolidation, all inter-entity transactions and balances have been eliminated.

The financial statements are expressed in U.S. funds.

Management has performed an evaluation of the Company’s activities through the date and time these financial statements were issued and concluded that there are no additional significant events requiring recognition or disclosure.

2.	Adoption of New Accounting Standards

The FASB issued Update 2015-16, Business Combinations, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The amendments in this Update apply to all entities that have reported provisional amounts for items in a business combination for which the accounting is incomplete by the end of the reporting period in which the combination occurs and during the measurement period have an adjustment to provisional amounts recognized. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this Update with earlier application permitted for financial statements that have not yet been issued. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

2.	Adoption of New Accounting Standards (Cont'd)

The FASB issued amendments to ASU 2015-03, Interest – Imputation of Interest, which are intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

The FASB issued amendments to ASU 2015-01, Income Statement – Extraordinary and Unusual Items, eliminating from U.S. GAAP the concept of extraordinary items. Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, required that an entity separately classify, present and disclose extraordinary events and transactions. This ASU will also align more closely U.S. GAAP income statement presentation guidance with IAS 1, Presentation of Financial Statements, which prohibits the presentation and disclosure of extraordinary items. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

The FASB issued ASU No. 2014-12, Compensation – Stock Compensation, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation – Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The adoption of this Statement did not have a material effect on the Company’s financial position or results of operations.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies

Recently Issued Accounting Pronouncements

ASU 2016-01 – Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB issued ASU 2016-01, which will significantly change practice for all entities. The targeted amendments to existing guidance are expected to include:

1.

Equity investments that do not result in consolidation and are not accounted for under the equity method would be measured at fair value through net income, unless they qualify for the proposed practicability exception for investments that do not have readily determinable fair values.

2.	Changes in instrument-specific credit risk for financial liabilities that are measured under the fair value option would be recognized in other comprehensive income.

3.

Entities would make the assessment of the realizability of a deferred tax asset (DTA) related to an available- for-sale (AFS) debt security in combination with the entity’s other DTAs. The guidance would eliminate one method that is currently acceptable for assessing the realizability of DTAs related to AFS debt securities. That is, an entity would no longer be able to consider its intent and ability to hold debt securities with unrealized losses until recovery.

4.	Disclosure of the fair value of financial instruments measured at amortized cost would no longer be required for entities that not public business entities.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

ASU 2016-02: Leases (Topic 842) Section A

The FASB issued ASU 2016-02 to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.

These amendments are effective for a public business entity for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

Revenue from Contracts with Customers (Topic 606):

In March 2016, the FASB issued two new amendments related to Topic 606:

1.

ASU 2016-08: Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) which was issued to add clarification to the implementation guidance on principle versus agent considerations; and

2.

ASU 2016-10: Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing which was issued to clarifying the following two aspects of topic 606; identifying performance obligations and the licensing implementation guidance.

3.

These amendments do not provide any changes to the previously issued ASU No. 2014-09 and are effective for the same reporting period which was deferred by one year in ASU 2015-14: Revenue From Contracts With Customers (Topic 606), Deferral of the Effective Date.

The FASB and IASB (the Boards) have issued converged standards on revenue recognition. ASU No. 2014-09 which affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

•	Step 1: Identify the contract(s) with a customer.
•	Step 2: Identify the performance obligations in the contract.
•	Step 3: Determine the transaction price.
•	Step 4: Allocate the transaction price to the performance obligations in the contract.
•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in Update 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

This ASU is to be applied retrospectively, with certain practical expedients allowed. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory

The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method.

The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this Update, there are no other substantive changes to the guidance on measurement of inventory.

The amendments in this Update do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost.

For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The adoption of this Statement is not expected to have a material effect on the Company’s financial position or results of operations.

ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern

The FASB has issued ASU No. 2014-15 which is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted for annual or interim reporting periods for which the financial statements have not previously been issued. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

3.	Significant Accounting Policies (Cont’d)

ASU 2015-17 – Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”)

In November 2015, the FASB issued ASU 2015-17, which require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position.

The amendments apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments.

For public business entities, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of this Statement on its consolidated financial statements.

4.	Leasehold Improvements and Equipment

As at March 31, 2016 no depreciation has been recorded on manufacturing equipment in the amount of $1,211 as the equipment is not ready for use.

5.	Bank indebtedness

The Company's credit facility is subject to review annually and consists of an operating demand line of credit of up to CAD$250 thousand and corporate credits cards of up to CAD$55 thousand. Borrowings under the operating demand line of credit bear interest at the Bank’s prime lending rate plus 2%. The credit facility and term loan (see note 6) are secured by a first ranking movable hypothec on all present and future movable property of the Company and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency. The terms of the banking agreement require the Company to comply with certain debt service coverage and debt to net worth financial covenants on an annual basis at the end of the Company’s fiscal year. As at March 31, 2016, the Company has not drawn on its credit facility.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

6.	Long-term debt

The components of the Company’s debt are as follows:

	March 31, 2016	December 31, 2015
	$	$

(in U.S. $ thousands)

Term loan facility	1,661	1,188
Secured loan	578	542
Total debt	2,239	1,730

Less: current portion	326	184

Total long-term debt	1,913	1,546

The Company’s term loan facility consists of a total of CAD$3.5 million, consisting of CAD$2.2 million bearing interest at the Bank’s prime lending rate plus 2.50% which has been disbursed, and CAD$1.3 million which has not yet been disbursed bearing interest at a fixed rate to be determined at drawdown. The term loan is subject to the same security and financial covenants as the bank indebtedness (see note 5).

The CAD$1.3 million tranche of the term loan will be disbursed subsequent to meeting certain conditions. There is a moratorium on capital repayments for the first 6 months of each drawdown, at which point the term loan will be repayable in monthly instalments over 60 months.

The secured loan has a principal balance authorized of CAD$1 million of which CAD$0.75 million was disbursed as at December 2015, bearing interest at prime plus 7.3%, reimbursable in monthly principal payments of CAD$12.5 thousand from January 2017 to December 2021. The loan is secured by a second ranking on all present and future property of the Company. The terms of the banking agreement require the Company to comply with certain debt service coverage and debt to net worth financial covenants on an annual basis at the end of the Company’s fiscal year.

Principal repayments due in each of the next five years are as follows:

(in U.S. $ thousands)
2016	$213
2017	449
2018	449
2019	449
2020	449
Thereafter	230

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

7.	Capital Stock

	March 31,	December 31,
	2016	2015
Authorized -

100,000,000 common shares of $0.00001 par value
20,000,000 preferred shares of $0.00001 par value

Issued -

63,615,255 (December 31, 2015 - 63,615,255) common shares	$636	$636

8.	Additional Paid-In Capital

Stock options

During the three-month period ended March 31, 2016, on January 19, 2016, 250 thousand options to purchase common stock were granted to non-employee directors and 225 thousand options were granted to employees under the 2006 Stock Option Plan. The options have an exercise price of $0.41. The options granted to the non- employee directors vest immediately and expire 5 years after the grant date. The options granted to the employees vest over a period of 2 years at the rate of 25% every six months and expire 5 years after the grant date. The stock options were accounted for at their fair value, as determined by the Black-Scholes valuation model, of approximately $82 thousand.

No stock options were exercised during either of the three month periods ended March 31, 2016 or March 31, 2015.

Compensation expenses for stock-based compensation of $63 thousand and $20 thousand were recorded during the three-month periods ended March 31, 2016 and March 31, 2015 respectively. The entire amount expensed in each of the first quarters of 2016 and 2015 relates to stock options granted to employees and directors. As at March 31, 2016 the Company has $159 thousand (2015 - $53 thousand) of unrecognized stock-based compensation.

Warrants

No warrants were exercised during either of the three month periods ended March 31, 2016 or March 31, 2015.

IntelGenx Technologies Corp.

Notes to Consolidated Interim Financial Statements
March 31, 2016
(Expressed in U.S. Funds)
(Unaudited)

9.	Related Party Transactions

Included in management salaries are $1 thousand (2015 - $1 thousand) for options granted to the Chief Executive Officer, $15 thousand (2015 - $11 thousand) for options granted to the Chief Financial Officer, $3 thousand (2015- nil) for options granted to the Vice President, Operations, $1 thousand (2015 - nil) for options granted to the Vice- President, Research and Development, and $2 thousand (2015 - nil) for options granted to the Vice President, Corporate Development under the 2006 Stock Option Plan and $35 thousand (2015 - $3 thousand) for options granted to non-employee directors.

Also included in management salaries are director fees of $44 thousand (2015 - $40 thousand).

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

10.	Basic and Diluted Loss Per Common Share

Basic and diluted loss per common share is calculated based on the weighted average number of shares outstanding during the period. The warrants, share-based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

Item 2:	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction to Management’s Discussion and Analysis

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) comments on our business operations, performance, financial position and other matters for the three-month periods ended March 31, 2016 and 2015.

Unless otherwise indicated, all financial and statistical information included herein relates to continuing operations of the Company. Unless otherwise indicated or the context otherwise requires, the words, “IntelGenx, “Company”, “we”, “us”, and “our” refer to IntelGenx Technologies Corp. and its subsidiaries, including IntelGenx Corp.

This MD&A should be read in conjunction with the accompanying unaudited Consolidated Financial Statements and Notes thereto. We also encourage you to refer to Company’s MD&A for the year ended December 31, 2015. In preparing this MD&A, we have taken into account information available to us up to May 10, 2016, the date of this MD&A, unless otherwise indicated.

Additional information relating to the Company, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Form 10-K”), is available on SEDAR at www.sedar.com and on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov.

All dollar amounts are expressed in U.S. dollars, unless otherwise noted.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements included or incorporated by reference in this MD&A constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this MD&A that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and you should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this MD&A or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this MD&A or as of the date specified in the documents incorporated by reference herein, as the case may be. We undertake no obligation to update any forwardlooking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws. The factors set forth in Item 1A., "Risk Factors" of the 2015 Form 10-K, as well as any cautionary language in this MD&A, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in the common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this report could have a material adverse effect on our business, operating results and financial condition.

Company Background

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, to license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

We have also undertaken a strategy under which we will work with pharmaceutical companies in order to develop new dosage forms for pharmaceutical products for which patent protection is nearing expiration. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination. The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We are in the process of establishing a state-of-the-art manufacturing facility for the future manufacture of our VersaFilm™ products as we believe that this:

1)	represents a profitable business opportunity,

2)	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and

3)	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

As previously announced, we are financing the project from cash in hand and a government-backed bank financing of up to CAD$3.5 million with a Canadian bank (the “Bank”) as well as a CAD$1 million loan from Investissement Québec (“IQ”).

We plan to hire new personnel, primarily in the areas of research and development, manufacturing, and administration on an as-needed basis as we enter into partnership agreements, establish our VersaFilm™ manufacturing capability, and increase our research and development activities.

Most recent key developments

In the first quarter of 2016, we made significant progress in many areas starting with the strengthening of our management team by making several key appointments.

As previously disclosed in our Form 8K filings and the 2016 Proxy Statement, on January 22, 2016, we appointed Mr. Robert Bechard to the position of Vice President, Corporate Development and Ms. Nadine Paiement to the position of Vice President, Research and Development of IntelGenx Corp.

On March 2, 2016, we appointed Dr. Dana Matzen to the position of Vice President, Business Development of IntelGenx Corp.

On February 10, 2016, we announced the submission of the patent application with the U.S. patent office for an oral film dosage form containing Loxapine for the treatment of anxiety and aggression in patients suffering from schizophrenia or bipolar 1 disorder.

The product utilizes the company's proprietary VersaFilm™ technology, allowing for an improved product to offer patients significant therapeutic benefits compared to existing medications. A fast acting loxapine oral film that can be used to effectively treat acute agitation while reducing the risk of pulmonary problems associated with schizophrenia or bipolar 1 disorder in non-institutionalized patients. A loxapine oral film could substantially reduce the potential risks of violence and injury to patients and others by preventing or reducing the duration and severity of an episode of acute agitation.

IntelGenx has demonstrated in a successful pilot study that buccal absorption of the drug from the loxapine oral film results in a significantly higher bioavailability of the drug compared to oral tablets. IntelGenx is currently optimizing the film to further improve time to reach peak plasma concentrations. According to Datamonitor, sales of schizophrenia drugs across the seven major markets (the US, Japan, France, Germany, Italy, Spain, and the UK) were estimated at $5.2 billion in 2012 and by 2021, the market is forecast to grow to $6.9 billion at a compound annual growth rate (CAGR) of 3.3% ..

On February 18, 2016, we announced that the USPTO had granted a patent protecting Rizaport™, an oral thin film formulation of rizatriptan benzoate for the treatment of acute migraines. This patent protects the composition of Rizaport™ and will be listed in the Orange Book upon approval of the product by the FDA. The patent application, entitled "Instantly Wettable Oral Film Dosage Form Without Surfactant or Polyalcohol" covers rapidly disintegrating film oral dosage forms and is expected to be valid until 2034 once granted.

On March 24, 2016, we announced the signing of a term sheet with a global pharmaceutical company for the development and commercialization of up to three products utilizing IntelGenx' proprietary VersaFilm™ technology. Pursuant to the term sheet, IntelGenx granted an exclusive negotiation period during which time the parties will conduct diligence and work towards entry into a definitive agreement. IntelGenx receives $100,000 at the time of signing the term sheet, in consideration for granting an exclusive negotiation right. If entered into, IntelGenx expects the definitive agreement to be finalized by the second quarter of 2016.

According to the term sheet, IntelGenx will grant exclusive rights to market and sell up to three products in the United States. The term sheet contemplates that IntelGenx will receive, in consideration for such exclusive rights, upfront and milestone payments, together with a share of profits, and also contemplates transfer of development costs to the counter-party. Entry into a definitive agreement remains subject to satisfaction of diligence by each party.

On March 29, 2016, we announced the signing of a binding term sheet agreement with Grupo Juste S.A.Q.F for the commercialization of RIZAPORT™, a unique oral thin film for the treatment of acute migraines in the country of Spain. The definitive agreement plans to be signed within 60 days of the execution of the binding term sheet. Financial terms of the agreement were not disclosed.

Grupo Juste is a prominent private Spanish company with over 90 years of experience in the research, development and commercialization of proprietary pharmaceutical products, including migraine and other central nervous system (CNS) drugs, in Europe, Latin America and other territories.

According to the term sheet, Grupo Juste will have obtained exclusive rights to market and sell RIZAPORT™ in Spain. In exchange, IntelGenx and RedHill will receive upfront and milestone payments, together with a share of the profits of commercialization. Commercial launch in Spain is estimated to take place in the second half of 2017. The initial term of the definitive agreement shall be for ten years from the date of first commercial sale of the product and shall automatically renew for one additional two-year term. The binding term sheet will give Grupo Juste the territory of Spain, with the right of first refusal for Belize, Caribbean, Chile, Colombia, Costa Rica, Dominican Republic, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Middle East and Morocco.

Product related developments

Anti-depressant tablet, Forfivo XL®

Forfivo XL®, our first FDA approved product, was launched in October 2012 and is being marketed in the United States under the terms of a license agreement between us and Edgemont Pharmaceuticals. Forfivo XL® is indicated for the treatment of Major Depressive Disorder (“MDD”) and is the only extended-release bupropion HCl product to provide a once-daily, 450mg dose in a single tablet. The active ingredient in Forfivo XL® is bupropion, the same active ingredient used in the well-known antidepressant product Wellbutrin XL®. Prior to the launch of Forfivo XL®, most patients in the U.S. requiring a 450mg dose of bupropion had been taking multiple tablets to achieve their 450mg dose requirement. With Forfivo XL® now available in the U.S., these patients can simplify their dosing regimen to a single Forfivo XL® tablet, once-daily.

According to the official Edgemont Pharmaceuticals sales report, net sales of Forfivo XL® totaled $2,500 in the first quarter ended March 31, 2016, representing an increase of 39% compared to $1,800 recorded in the first quarter ended March 31, 2015. Net sales results for the first quarter of 2016 were down 17% from the fourth quarter of 2015 at $3,000. This decrease was mainly attributable to the prebuying in December 2015 compared to January and February 2016 as wholesalers placed larger orders at year-end in anticipation of the modest January price increase. Gross sales have since picked up in March 2016 and management believes the sales trend to continue to grow for the remainder of 2016.

Corporate related developments

New Manufacturing Facility with increased R&D and Administration space

On April 24, 2015, we entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec (the “Lease”). The Lease has a 10 year and 6 month term which commenced on September 1, 2015 and we have retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease we will be required to pay base rent of approximately CAD$110 thousand (approximately $83 thousand) per year, which will increase at a rate of CAD$0.25 ($0.19) per square foot /per year, every two years. We plan to use the newly leased space to manufacture our oral film VersaFilm™ products, to enlarge our research and development capabilities, and for administration purposes.

We also finalised negotiations on April 29, 2015 for an agreement for the construction of manufacturing facilities, laboratories, and offices within the property located at 6420 Abrams, St-Laurent, Quebec, at an aggregate cost of CAD$2.9 million (approximately $2.5 million). The construction agreement was awarded to BTL Construction Inc. (“BTL”) in Quebec following a tender process that was completed in December 2014. BTL specializes in the construction and renovation of facilities for the pharmaceutical industry, and has completed projects for various major pharmaceutical companies. We funded this project from cash on hand as well as a CAD$1 million loan from IQ. Construction was successfully completed in Q1, 2016.

As of March 31, 2016, we had received CAD$2.2 million in cash as part of a credit facility of up to CAD$3.5 million (approximately $3.0 million) negotiated with the Bank. The credit facility is supported by a 50% guarantee under the Export Guarantee Program from Export Development Canada, Canada’s export credit agency. Management expects disbursement of the remaining balance to be disbursed in the first half of 2016. The credit facility may be drawn down in multiple disbursements over 12 months and, after a 6 month moratorium on the capital, has a repayment term of up to 60 months. The financial covenants of the credit facility require us to maintain a Minimum Debt Service Coverage ratio of 1.25:1, and a Maximum Total Debt to Tangible Net Worth ratio of 2.5:1. As part of securing the credit facility, we will maintain our operating bank account with the Bank and we will conduct all future banking transactions related to our business operations through the Bank. We intend to use the funds for the purchase and installation of new equipment for our new, state-of the-art, manufacturing facility.

On March 16, 2015 we placed an order for two packaging machines to be manufactured by Harro Höfliger Verpackungsmaschinen GmbH (“Harro Höfliger”) and installed in our new, state-of the-art, manufacturing facility. Harro Hofliger is widely recognized as a technological leader in the supply of production and packaging equipment, primarily to the pharmaceutical and medical device industries, and is noted for providing innovative, custom equipment to meet the needs of customers. Our purchase order consists of one commercial grade packaging machine for the commercial packaging of our VersaFilm™ products, and one smaller machine for our R&D laboratories to be used for clinical trials, submission batches and manufacturing scale up. The purchase order, in the aggregate amount of approximately €1.5 million (approximately $1.6 million), required a payment of a 20% deposit with a further 70% to be paid upon delivery of each machine and the balance of 10% to be paid upon satisfactory completion of a Site Acceptance Test of each machine. The laboratory packaging machine was delivered in Q4, 2015 and the commercial packaging machine was delivered in Q2, 2016. We intend to finance the acquisition of these two machines with the credit facility negotiated with the Bank, as discussed above.

All amounts are expressed in thousands of U.S. dollars unless otherwise stated.

Currency rate fluctuations

Our operating currency is Canadian dollars, while our reporting currency is U.S. dollars. Accordingly, our results of operations and balance sheet position have been affected by currency rate fluctuations. In summary, our financial statements for the three-month period ended March 31, 2016 report an accumulated other comprehensive loss due to foreign currency translation adjustments of $687 due to the fluctuations in the rates used to prepare our financial statements, $39 of which positively impacted our comprehensive loss for the three-month period ended March 31, 2016. The following Management Discussion and Analysis takes this into consideration whenever material.

Reconciliation of Comprehensive Income (Loss) to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is a non-US GAAP financial measure. A reconciliation of the Adjusted EBITDA is presented in the table below. The Company uses adjusted financial measures to assess its operating performance. Securities regulations require that companies caution readers that earnings and other measures adjusted to a basis other than US-GAAP do not have standardized meanings and are unlikely to be comparable to similar measures used by other companies. Accordingly, they should not be considered in isolation. The Company uses Adjusted EBITDA to measure its performance from one period to the next without the variation caused by certain adjustments that could potentially distort the analysis of trends in our operating performance, and because the Company believes it provides meaningful information on the Company’s financial condition and operating results.

IntelGenx obtains its Adjusted EBITDA measurement by adding to comprehensive income (loss), finance income and costs, depreciation and amortization, income taxes and foreign currency translation adjustment incurred during the period. IntelGenx also excludes the effects of certain non-monetary transactions recorded, such as share-based compensation, for its Adjusted EBITDA calculation. The Company believes it is useful to exclude these items as they are either non-cash expenses, items that cannot be influenced by management in the short term, or items that do not impact core operating performance. Excluding these items does not imply they are necessarily nonrecurring. Share-based compensation costs are a component of employee and consultant’s remuneration and can vary significantly with changes in the market price of the Company’s shares. Foreign currency translation adjustments are a component of other comprehensive income and can vary significantly with currency fluctuations from one period to another. In addition, other items that do not impact core operating performance of the Company may vary significantly from one period to another. As such, Adjusted EBITDA provides improved continuity with respect to the comparison of the Company’s operating results over a period of time. Our method for calculating Adjusted EBITDA may differ from that used by other corporations.

Reconciliation of Non-U.S.-GAAP Financial Information

	Three-month period
		ended March 31,
In U.S.$ thousands	2016	2015
	$	$
Comprehensive Loss	(707)	(377)
Add (deduct):
Depreciation and amortization	87	16
Finance costs	40	79
Finance income	-	(10)
Share-based compensation	63	20
Foreign currency translation adjustment	(39)	323
Adjusted EBITDA	(556)	51

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA decreased by $607 for the three-month period ended March 31, 2016 to ($556) compared to $51 for the three-month period ended March 31, 2015. The decrease in Adjusted EBITDA of $607 for the three]month period ended March 31, 2016 is mainly attributable to an increase in selling, general and administrative expenses of $498 as well as an increase in research and development expenses of $364 partially offset by an increase in revenues of $193 and a decrease in the cost of royalty and license revenue of $19.

Results of operations for the three-month period ended March 31, 2016 compared with the three-month period ended March 31, 2015.

	Three-month period
	ended March 31,
In U.S.$ thousands	2016	2015
Revenue	$818	$625

Cost of Royalty and License Revenue	65	84
Research and Development Expenses	481	117
Selling, General and Administrative Expenses	891	393
Depreciation of tangible assets	87	7
Amortization of intangible assets	-	9
Operating (Loss) Income	(706)	15
Net Loss	(746)	(54)
Comprehensive Loss	(707)	(377)

Revenue

Total revenues for the three-month period ended March 31, 2016 amounted to $818, representing an increase of $193 or 31% compared to $625 for the three-month period ended March 31, 2015. The increase for the three-month period ended March 31, 2016 compared to the last year’s corresponding period is mainly attributable to the attainment of milestones, totaling $3,000 from which $2,667 was recorded in the last fiscal year and $333 in Q1 2016.

According to the official Edgemont Pharmaceuticals sales report, net sales of Forfivo XL® totaled $2,500 in the first quarter ended March 31, 2016, representing an increase of 39% compared to $1,800 recorded in the first quarter ended March 31, 2015. Net sales results for the first quarter of 2016 were down 17% from the fourth quarter of 2015 at $3,000. This decrease was mainly attributable to the prebuying in December 2015 compared to January and February 2016 as wholesalers placed larger orders at year-end in anticipation of the modest January price increase. Gross sales have since picked up in March 2016 and management believes the sales trend to continue to grow for the remainder of 2016.

Cost of royalty and license revenue

We recorded $65 for the cost of royalty and license revenue in the three-month period ended March 31, 2016 compared with $84 in the same period of 2015. This expense relates to a Project Transfer Agreement that was executed in May 2010 with one of our former development partners whereby we acquired full rights to, and ownership of, Forfivo XL®, our novel, high strength formulation of Bupropion hydrochloride, the active ingredient in Wellbutrin XL®. Pursuant to the Project Transfer Agreement, and following commercial launch of Forfivo XL® in October 2012, we are required, after recovering an aggregate $200 for management fees previously paid, to pay our former development partner 10% of net product sales received from the sale of Forfivo XL®. We recovered the final portion of the management fees in December 2014, thereby invoking payments to our former development partner.

Research and development (“R&D”) expenses

R&D expenses for the three-month period ended March 31, 2016 amounted to $481, representing an increase of $364 or 311%, compared to $117 for the three-month period ended March 31, 2015.

The increase in R&D expenses for the three-month period ended March 31, 2016 is mainly attributable to increases in patent costs of $203, study costs of $81 and lab supplies of $53.

In the three-month period ended March 31, 2016 we recorded estimated Research and Development Tax Credits and refunds of $22, compared with $24 that was recorded in the same period of the previous year.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses for the three-month period ended March 31, 2016 amounted to $891, representing an increase of $498 or 127%, compared to $393 for the three-month period ended March 31, 2015.

The increase in SG&A expenses for the three-month period ended March 31, 2016 is mainly attributable to an increase in salaries and benefits of $274 attributable to the hiring of new executives as well as employees in manufacturing and quality departments to support the beginning of the manufacturing operations. The increase was also attributable to an increase in stock-based compensation of $43 and an increase in professional fees of $29.

Depreciation of tangible assets

In the three-month period ended March 31, 2016 we recorded an expense of $87 for the depreciation of tangible assets, compared with an expense of $7 thousand for the same period of the previous year.

Share-based compensation expense, warrants and stock based payments

Share-based compensation warrants and share-based payments expense for the three-month period ended March 31, 2016 amounted to $63 compared to $20 for the three-month period ended March 31, 2015.

We expensed approximately $28 in the three-month period ended March 31, 2016 for options granted to our employees in 2013, 2014 and 2015 under the 2006 Stock Option Plan, and approximately $35 for options granted to non-employee directors in 2013, 2014 and 2015, compared with $17 and $3 respectively that was expensed in the same period of the previous year.

There remains approximately $159 in stock based compensation to be expensed in fiscal 2016 and 2017, all of which relates to the issuance of options to our employees and directors during 2013 to 2015. We anticipate the issuance of additional options and warrants in the future, which will continue to result in stock-based compensation expense.

Key items from the balance sheet

				Percentage
	March 31,	December	Increase/	Increase/
In U.S.$ thousands	2016	31, 2015	(Decrease)	(Decrease)

Current Assets	$2,765	$4,172	$-1,407	-34%

Leasehold improvements and Equipment	4,441	4,238	203	5%

Security Deposit	732	506	226	45%

Current Liabilities	1,061	1,779	-718	-40%

Long-term debt	1,913	1,546	367	24%

Capital Stock	1	1	0	0%

Additional Paid-in-Capital	22,909	22,846	63	1%

Current assets

Current assets totaled $2,765 as at March 31, 2016 compared with $4,172 at December 31, 2015. The decrease of $1,407 is mainly attributable to a decrease in cash and cash equivalents of approximately $798 and a decrease in accounts receivable of approximately $650, partially offset by an increase in investment tax credits receivable of $29.

Cash and cash equivalents

Cash and cash equivalents totaled $2,067 as at March 31, 2016 representing a decrease of $798 compared with the balance of $2,865 as at December 31, 2015. The decrease in cash on hand relates to net cash used by operating activities of $1,056 as well as net cash used in investing activities of $290, partially offset by net cash provided by financing activities of $375 and an unrealized foreign exchange gain of $173.

The cash provided by financing activities derives from an additional loan disbursement in the amount of $392 negotiated with the Lender secured by a first ranking movable hypothec on all present and future movable property of the Company and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency. Further disbursements will be received in the second quarter of the 2016 fiscal year for up to CAD3,500. There is a moratorium on capital repayments for the first 6 months of each drawdown, at which point the term loan will be repayable in monthly installments over 60 months.

Accounts receivable

Accounts receivable totaled $490 as at March 31, 2016 representing a decrease of $650 compared with the balance of $1,140 as at December 31, 2015. The main reason for the decrease is related to the remaining balance of $1,000 received in Q1 2016 from Edgemont’s $3,000 milestone payment.

Prepaid expenses

As at March 31, 2016 prepaid expenses totaled $82 compared with $70 as of December 31, 2015. The increase in prepaid expenses is attributable to the advance payment in January 2016 of certain expenses that relate to services to be provided in the remainder of the year.

Investment tax credits receivable

R&D investment tax credits receivable totaled approximately $126 as at March 31, 2016 compared with $97 as at December 31, 2015. The increase relates to the accrual estimated and recorded for the first quarter of 2016.

Leasehold improvements and equipment

As at March 31, 2016, the net book value of leasehold improvements and equipment amounted to $4,441, compared to $4,238 at December 31, 2015. In the three-month period ended March 31, 2016 additions to assets totaled $290 and mainly comprised of $160 for manufacturing and packaging equipment required for our new, state-of-the-art, VersaFilm™ manufacturing facility, and $52 for leasehold improvements related to our new manufacturing facility at 6420 Abrams, St-Laurent, Quebec, Canada, and $53 for laboratory equipment.

Security deposit

A security deposit in the amount of CAD$300 in respect of an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec, Canada was recorded as at March 31, 2016. Security deposits in the amount of CAD$650 for the term loans were also recorded as at March 31, 2016.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities totaled $735 as at March 31, 2016 compared with $1,595 as at December 31, 2015. The decrease is mainly attributable to the outstanding amount due to the construction Company related to our new facility located at 6420 Abrams, St-Laurent, Quebec that was paid in the three-month period ended March 31, 2016.

Long-term debt

Long-term debt totaled $2,239 as at March 31, 2016 (December 31, 2015 - $1,730). An amount of $1,661 is attributable to the term loan from the Bank secured by a first ranking movable hypothec on all present and future movable property of the Company and a 50% guarantee by Export Development Canada, a Canadian Crown corporation export credit agency. Further disbursements will be received in the second quarter of the 2016 fiscal year. There is a moratorium on capital repayments for the first 6 months of each drawdown, at which point the term loan will be repayable in monthly installments over 60 months.

An amount of $578 is attributable to a second loan secured by a second ranking on all present and future property of the Company reimbursable in monthly principal payments starting January 2017 to December 2021.

Shareholders’ equity

As at March 31, 2016 we had accumulated a deficit of $17,303 compared with an accumulated deficit of $16,557 as at December 31, 2015. Total assets amounted to $7,938 and shareholders’ equity totaled $4,920 as at March 31, 2016, compared with total assets and shareholders’ equity of $8,916 and $5,564 respectively, as at December 31, 2015.

Capital stock

As at March 31, 2016 capital stock amounted to $0.636 (December 31, 2015: $0.636) . Capital stock is disclosed at its par value with the excess of proceeds shown in Additional Paid-in-Capital.

Additional paid-in-capital

Additional paid-in capital totaled $22,909 as at March 31, 2016, as compared to $22,846 as at December 31, 2015. Additional paid in capital increased by $63 for stock based compensation attributable to the amortization of stock options granted to employees and directors.

Taxation

As at December 31, 2015, the date of our latest annual tax return, we had Canadian and provincial net operating losses of approximately $6,462 (December 31, 2014: $9,530) and $6,725 (December 31, 2014: $9,683) respectively, which may be applied against earnings of future years. Utilization of the net operating losses is subject to significant limitations imposed by the change in control provisions. Canadian and provincial losses will be expiring between 2027 and 2035. A portion of the net operating losses may expire before they can be utilized.

As at December 31, 2015, we had non-refundable tax credits of $1,022 (December 31, 2014: $1,100) of which $8 is expiring in 2026, $9 is expiring in 2027, $163 is expiring in 2028, $143 is expiring in 2029, $122 is expiring in 2030, $129 is expiring in 2031, $162 is expiring in 2032, $108 is expiring in 2033, $82 expiring in 2034 and $96 is expiring in 2035. We also had undeducted research and development expenses of $6,315 (December 31, 2014: $4,805) with no expiration date.

The deferred tax benefit of these items was not recognized in the accounts as it has been fully provided for.

Key items from the statement of cash flows

	March 31,	March 31,	Increase/	Percentage
In U.S.$ thousands	2016	2015	(Decrease)	Increase/
				(Decrease)
Operating Activities	$(1,056)	$(279)	$777	278%
Financing Activities	375	395	(20)	(5%	)
Investing Activities	(290)	(384)	(94)	(24%	)
Cash and cash equivalents - end of period	2,067	3,819	(1,752)	(46%	)

Statement of cash flows

Net cash used in operating activities was $1,056 for the three-month period ended March 31, 2016, compared to $279 for the three-month period ended March 31, 2015. For the three-month period ended March 31, 2016, net cash used by operating activities consisted of a net loss of $596 (2015: $18) and a decrease in non-cash operating elements of working capital of $460 (2015: $261).

The net cash provided by financing activities was $375 for the three-month period ended March 31, 2016, compared to $395 provided in the same period of the previous year. An amount of $392 derives from a disbursement of a term loan negotiated with the Bank for the three-month period ended March 31, 2016 (2015: $395).

Net cash used in investing activities amounted to $290 for the three-month period ended March 31, 2016 compared to $384 in the same period of 2015. The net cash used in investing activities for the three-month period ended March 31, 2016 relates exclusively to the purchase of fixed assets and mainly comprised of $160 for manufacturing and packaging equipment required for our new, state-of-the-art, VersaFilm™ manufacturing facility, and $52 for leasehold improvements related to our new manufacturing facility at 6420 Abrams, St-Laurent, Quebec, and $53 for laboratory equipment.

The balance of cash and cash equivalents as at March 31, 2016 amounted to $2,067, compared to $3,819 at March 31, 2015.

Off-balance sheet arrangements

We have no off-balance sheet arrangements.

Item 3.	Controls and Procedures.

     As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934. Based upon that evaluation, our chief executive officer and principal financial officer concluded that our disclosure controls and procedures are effective to cause the material information required to be disclosed by us in the reports that we file or submit under the Exchange Act to be recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. There have been no significant changes in our internal controls or in other factors which could significantly affect internal controls subsequent to the date we carried out our evaluation.

PART II

Item 1.	Legal Proceedings

This Item is not applicable

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

This Item is not applicable.

Item 3.	Defaults Upon Senior Securities

This Item is not applicable.

Item 4.	(Reserved)

Item 5.	Other Information

This Item is not applicable.

Item 6.	Exhibits

Exhibit 31.1	Certification of C.E.O. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification of C.E.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002.

Exhibit 32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTELGENX TECHNOLOGIES CORPORATION

Date: May 10, 2016	By:	/s/	Horst G. Zerbe
------------------------------------
Horst G. Zerbe
President, C.E.O. and
Director

Date: May 10, 2016	By:	/s/	Andre Godin
------------------------------------
Andre Godin
Principal Accounting Officer

Exhibit 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Horst G. Zerbe, Chief Executive Officer of IntelGenx Technologies Corp. (the "registrant"), certify that:

1.          I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corp.;

2.          Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.          Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.          The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a)          Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)          Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)          Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)          Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.          The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a)          All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)          Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 10, 2016	/s/ Horst G. Zerbe
Horst G. Zerbe
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Andre Godin, Principal Accounting Officer of IntelGenx Technologies Corp. (the "registrant"), certify that:

1.          I have reviewed this quarterly report on Form 10-Q of IntelGenx Technologies Corp.;

2.          Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.          Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.          The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and we have:

a)          Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)          Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)          Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)          Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.          The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a)          All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)          Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: May 10, 2016

/s/ Andre Godin
|Andre Godin
Principal Accounting Officer

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corporation (the "Company") on Form 10-Q for the period ending March 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Horst G. Zerbe, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Horst G. Zerbe -
------------------------------
Horst G. Zerbe
Chief Executive Officer
May 10, 2016

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of IntelGenx Technologies Corporation(the "Company") on Form 10-Q for the period ending March 31, 2016, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Andre Godin, Principal Accounting Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1)          The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)          The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Andre Godin
-------------------------------
Andre Godin
Principal Accounting Officer
May 10, 2016

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.